ImmuCell Announces Financial Results for 2007

PORTLAND, ME -- 02/07/2008 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and twelve month periods ended December 31, 2007.

For the three-month period ended December 31, 2007, product sales increased by 41%, or $430,000, to $1,490,000 in comparison to the same period in 2006. For the year ended December 31, 2007, product sales increased by 11%, or $466,000, to $4,772,000 compared to the same period in 2006.

"Most of this growth came from export sales. Sales of our lead product, First Defense®, increased by 64% and 16% during the three and twelve month periods ended December 31, 2007, respectively," commented Michael F. Brigham, President and CEO. "The 16% annual growth is a result of our efforts to increase product sales worldwide."

The Company reported income before income taxes of $115,000 during the three-month period ended December 31, 2007 in comparison to $202,000 during the same period in 2006. This resulted in net income of $72,000 ($0.02 per diluted share) during the three-month period ended December 31, 2007 in comparison to $155,000 ($0.05 per diluted share) during the same period in 2006. The Company reported income before income taxes of $1,144,000 during the year ended December 31, 2007 compared to $1,034,000 during the same period in 2006. This resulted in net income of $662,000 ($0.22 per diluted share) during the year ended December 31, 2007 compared to $647,000 ($0.21 per diluted share) during the same period in 2006. During the third quarter of 2007, the Company recorded a non-recurring net increase to income before income taxes of approximately $602,000, with no impact on cash, in connection with the termination of a product license.

Total product development expenses increased by 63%, or $167,000, during the three-month period ended December 31, 2007 in comparison to the same period in 2006, and these expenses increased by 64%, or $613,000, during the year ended December 31, 2007 compared to the same period in 2006.

"Excluding non-cash amortization expense related to an intangible technology asset from both periods, product development expenses increased by 53%, or $394,000, during the year ended December 31, 2007 compared to the same period in 2006," added Mr. Brigham.

Cash, cash equivalents and short-term investments decreased by 18%, or $1,202,000, to $5,412,000 at December 31, 2007 as compared to $6,614,000 at December 31, 2006. The decrease was largely due to an investment made in our facility in connection with an ongoing effort to become compliant with current Good Manufacturing Practices (cGMP) regulations. Stockholders' equity increased by 8%, or $725,000, to $10,057,000 at December 31, 2007 as compared to $9,332,000 at December 31, 2006. The Company had 2,892,000 shares of common stock outstanding as of December 31, 2007.

                                        (Unaudited)        (Unaudited)
                                    Three Months Ended  Twelve Months Ended
                                       December 31,        December 31,
                                    ------------------- -------------------
(In thousands, except per share        2007      2006      2007      2006
 amounts)                           --------- --------- --------- ---------

Revenues:
Product Sales                       $   1,490 $   1,060 $   4,772 $   4,306
Other Revenues                             13       163     1,297       495
                                    --------- --------- --------- ---------
Total Revenues                          1,503     1,223     6,069     4,801

Cost and expenses:
Product costs                             651       521     2,269     1,882
Product development expenses              430       264     1,579       966
Selling, general and administrative
 expenses                                 365       310     1,349     1,182
                                    --------- --------- --------- ---------
Total costs and expenses                1,446     1,095     5,197     4,030
                                    --------- --------- --------- ---------

Net operating income                       57       128       872       771

Interest and other income                  58        74       272       263
                                    --------- --------- --------- ---------

Income before income taxes                115       202     1,144     1,034
Income tax expense                         43        47       482       387
                                    --------- --------- --------- ---------
Net income                          $      72 $     155 $     662 $     647
                                    ========= ========= ========= =========

Net income per common share:
Basic                               $    0.02 $    0.05 $    0.23 $    0.22
Diluted                             $    0.02 $    0.05 $    0.22 $    0.21

Weighted average common shares
 outstanding:
Basic                                   2,892     2,897     2,897     2,888
Diluted                                 2,990     3,061     3,034     3,051

                                                               (Unaudited)
                                                  At December  At December
(In thousands)                                      31, 2006     31, 2007
                                                  ------------ ------------
Cash, cash equivalents and short-term investments $      6,614 $      5,412
Total assets                                            11,364       10,412
Net working capital                                      6,934        6,710
Stockholders’ equity                              $      9,332 $     10,057

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106